                                                                    EXHIBIT 10.3

Private and Confidential



                      DATED         30 MARCH           1998
                   ----------------------------------------

                             EAGLE GEOPHYSICAL INC                    (1)

                                      AND

                          ENERGY RESEARCH INTERNATIONAL               (2)

                                      AND

                         BRITISH LINEN SHIPPING LIMITED               (3)



                   ----------------------------------------
                              CORPORATE GUARANTEE
                   ----------------------------------------




                                  NORTON ROSE
                                    London

                                    CONTENTS

CLAUSE                                                   HEADING                                  PAGE
1        Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         1.1     Defined expressions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         1.2     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         1.3     Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         1.4     Constructions of certain terms   . . . . . . . . . . . . . . . . . . . . . . . .  2

2        Guarantee. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         2.1     Covenant to pay  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         2.2     Guarantor as principal debtor; indemnity   . . . . . . . . . . . . . . . . . . .  3
         2.3     Certificates conclusive  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         2.4     No security taken by Guarantors  . . . . . . . . . . . . . . . . . . . . . . . .  4
         2.5     Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         2.6     Continuing security and other matters  . . . . . . . . . . . . . . . . . . . . .  4
         2.7     New accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         2.8     Liability unconditional  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         2.9     Collateral Instruments   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         2.10    Waiver of Guarantors' rights   . . . . . . . . . . . . . . . . . . . . . . . . .  5
         2.11    Suspense accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         2.12    Settlements conditional  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         2.13    Guarantor to deliver up certain property   . . . . . . . . . . . . . . . . . . .  7

3        Payments and Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
         3.1     No set-off or counterclaim   . . . . . . . . . . . . . . . . . . . . . . . . . .  7
         3.2     Grossing up for Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
         3.3     Currency indemnity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

4        Representations and warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         4.1     Continuing representations and warranties  . . . . . . . . . . . . . . . . . . .  8
         4.2     Initial representations and warranties   . . . . . . . . . . . . . . . . . . . . 10
         4.3     Repetition of representations and warranties   . . . . . . . . . . . . . . . . . 11

5        Undertakings     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
         5.1     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
         5.2     Negative undertakings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

6        Benefit of this Guarantee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         6.1     Benefit and burden   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         6.2     Changes in constitution or reorganisation    . . . . . . . . . . . . . . . . . . 14
         6.3     No assignment by Guarantor   . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         6.4     Disclosure of information  . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

7        Notices and other matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         7.1     Notice   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         7.2     No implied waivers, remedies cumulative  . . . . . . . . . . . . . . . . . . . . 16
         7.3     English translations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
         7.4     Other guarantors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
         7.5     Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

8        Guarantors' obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
         8.1     Guarantor's obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

9        Law and Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         9.1     Law      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         9.2     Submission to jurisdiction   . . . . . . . . . . . . . . . . . . . . . . . . . . 17

THIS GUARANTEE is dated 30 March,1998 and made BETWEEN:

(1) EAGLE GEOPHYSICAL INC a company incorporated in the state of Delaware, United States of America whose principal place of business is situate at 50 Briar Hollow West, 6th Floor, Houston, Texas 77027;

(2) ENERGY RESEARCH INTERNATIONAL a company incorporated in the Cayman Islands whose registered office is situate at PO Box 1043, George Town, Grand Cayman, Cayman Islands (as "GUARANTORS"); and

(3) BRITISH LINEN SHIPPING LIMITED a company incorporated in Scotland whose registered office is situate at 4 Melville Street, Edinburgh EH3 7NS (the "OWNER").

WHEREAS:

(A)      by a Hire Purchase Agreement dated                              1998
         (the "HIRE PURCHASE AGREEMENT") and made between Eagle Geophysical Offshore Inc., (the "SURETY"), Horizon Exploration Limited (the "HIRER") and the Owner, the Owner has agreed to let and the Hirer has agreed to hire m.v. "LABRADOR HORIZON" (the "SHIP") registered under Bahamian flag under Official Number 715224;

(B) the Surety has agreed to guarantee the obligations of the Hirer to the Owner under the Hire Purchase Agreement; and

(B) the execution and delivery of this Guarantee is one of the conditions precedent to the Owner letting the Ship to the Hirer pursuant to the Hire Purchase Agreement.

IT IS AGREED as follows:

1        INTERPRETATION

1.1      Defined expressions

         In this Guarantee, unless the context otherwise requires or unless otherwise defined in this Guarantee, words and expressions defined in the Hire Purchase Agreement and used in this Guarantee shall have the same meaning where used in this Guarantee.

1.2      Definitions

         In this Guarantee, unless the context otherwise requires:

         "COLLATERAL INSTRUMENTS" means notes, bills of exchange, certificates of deposit and other negotiable and non- negotiable instruments, guarantees, indemnities and other assurances against financial loss and any other documents or instruments which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for, any





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         indebtedness or liabilities of the Hirer or any other person liable and includes any documents or instruments creating or evidencing a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest of any kind;

         "GUARANTEE" includes each separate or independent stipulation or agreement by the Guarantors or any of them contained in this Guarantee;

         "GUARANTEED LIABILITIES" means all moneys, obligations and liabilities expressed to be guaranteed by the Guarantors in clause 2.1;

         "INCAPACITY" means, in relation to a person, the death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of that person whatsoever (and, in the case of a partnership, includes the termination or change in the composition of the partnership);

         "RELEVANT JURISDICTION" means any jurisdiction in which or where the Guarantors or any of them is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

1.3      Headings

         Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Guarantee.

1.4      Constructions of certain terms

         In this Guarantee, unless the context otherwise requires:

         (a) references to clauses are to be construed as references to the clauses of this Guarantee;

         (b) references to (or to any specified provision of) this Guarantee or any other document shall be construed as references to this Guarantee, that provision or that document as in force for the time being and as amended from time to time in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties;

         (c) words importing the plural shall include the singular and vice versa;

         (d)     references to a time of day are to London time;

         (e) references to a person shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons;

         (f) references to a "guarantee" include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or





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                 services as a consequence of a default by any other person to pay any Indebtedness and "guaranteed" shall be construed accordingly; and

         (g) references to any enactment, amended or extended shall be deemed to include reference to such enactment as re-enacted, amended or extended.

2        GUARANTEE

2.1      Covenant to pay

         In consideration of the Owner letting the Ship to the Hirer pursuant to the Hire Purchase Agreement, the Guarantors hereby jointly and severally guarantee to pay to the Owner, on demand by the Owner all moneys and discharge all obligations and liabilities now or hereafter due, owing or incurred by the Hirer and the Surety to the Owner under or pursuant to the Hire Purchase Agreement and/or any of the other Hirer's Documents when the same become due for payment or discharge whether by acceleration or otherwise, and whether such moneys, obligations or liabilities are express or implied, present, future or contingent, joint or several, incurred as principal or surety, originally owing to the Owner or purchased or otherwise acquired by it, denominated in Dollars or in any other currency, or incurred in any other manner whatsoever.

         Such liabilities shall, without limitation, include interest (as well after as before judgment) to date of payment at such rates and upon such terms as may from time to time be agreed, commission, fees and other charges and all legal and other costs, charges and expenses on a full and unqualified indemnity basis which may be incurred by the Owner in relation to any such moneys, obligations or liabilities or generally in respect of the Hirer, the Surety, the Guarantors or any of them or any Collateral Instrument.

2.2      Guarantor as principal debtor; indemnity

         As a separate and independent stipulation, the Guarantors agree that if any purported obligation or liability of the Hirer or of the Surety which would have been the subject of this Guarantee had it been valid and enforceable is not or ceases to be valid or enforceable against the Hirer and/or the Surety on any ground whatsoever whether or not known to the Owner (including, without limitation,, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of the Hirer or the Surety or any legal or other limitation, whether under the Limitation Acts or otherwise or any disability or Incapacity or any change in the constitution of the Hirer or the Surety) the Guarantors shall nevertheless be jointly and severally liable to the Owner in respect of that purported obligation or liability as if the same were fully valid and enforceable and the Guarantors were jointly and severally the principal debtors in respect thereof. The Guarantors hereby agree to keep the Owner fully indemnified on demand against all damages, losses, costs and expenses arising from





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         any failure of the Hirer and/or the Surety to perform or discharge any such purported obligation or liability.

2.3      Certificates conclusive

         Any certificate or determination of the Owner as to the Guaranteed Liabilities shall, in the absence of manifest error, be binding and conclusive on and against the Guarantors.

2.4      No security taken by Guarantors

         The Guarantors warrant that they have not taken or received, and undertake that until all the Guaranteed Liabilities of the Hirer and the Surety have been paid or discharged in full, they will not take or receive, the benefit of any security from the Hirer or the Surety or any other person in respect of their obligations under this Guarantee.

2.5      Interest

         The Guarantors agree jointly and severally to pay interest on each amount demanded of them under this guarantee from the date of such demand until payment (as well after as before judgment) at the Relevant Rate of Interest calculated on a day to day basis by reference to a year of 360 days. Such interest shall be compounded at the end of each period determined for this purpose by the Owner in the event of it not being paid when demanded but without prejudice to the Owner's right to require payment of such interest.

2.6      Continuing security and other matters

         This Guarantee shall:

         (a) secure the ultimate balance from time to time owing to the Owner by the Hirer or the Surety and shall be a continuing security, notwithstanding any settlement of account or other matter whatsoever;

         (b) be in addition to any present or future Collateral Instrument, right or remedy held by or available to the Owner; and

         (c) not be in any way prejudiced or affected by the existence of any such Collateral Instrument, rights or remedies or by the same becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Owner dealing with, exchanging, varying or failing to perfect or enforce any of the same or giving time for payment or indulgence or compounding with any other person liable.





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
2.7      New accounts

         If this Guarantee ceases to be continuing for any reason whatsoever the Owner may nevertheless continue any account of the Hirer and/or the Surety or open one or more new accounts and the liability of the Guarantors under this Guarantee shall not in any manner be reduced or affected by any subsequent transactions or receipts or payments into or out of any such account.


2.8      Liability unconditional

         The liability of the Guarantors shall not be affected nor shall this Guarantee be discharged or reduced by reason of:

         (a) the Incapacity or any change in the name, style or constitution of the Hirer or the Surety or any other person liable;

         (b) the Owner granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, the Hirer or the Surety or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from the Hirer or the Surety or any other person liable; or

         (c) any act or omission which would not have discharged or affected the liability of any Guarantor had it been a principal debtor instead of a guarantor or by anything done or omitted which but for this provision might operate to exonerate the Guarantors or any of them.

2.9      Collateral Instruments

         The Owner shall not be obliged to make any claim or demand on the Hirer or the Surety or to resort to any Collateral Instrument or other means of payment now or hereafter held by or available to it before enforcing this Guarantee and no action taken or omitted by the Owner in connection with any such Collateral Instrument or other means of payment shall discharge, reduce, prejudice or affect the liability of the Guarantors under this Guarantee nor shall the Owner be obliged to apply any money or other property received or recovered in consequence of any enforcement or realisation of any such Collateral Instrument or other means of payment in reduction of the Guaranteed Liabilities.

2.10     Waiver of Guarantors' rights

         Until all the Guaranteed Liabilities have been paid, discharged or satisfied in full (and notwithstanding payment of a dividend in any liquidation or under any compromise or





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         arrangement) each of the Guarantors agrees that, without the prior written consent of the Owner, it will not:

         (a) exercise its rights of subrogation, reimbursement and indemnity against the Hirer or the Surety or any other person liable;

         (b) except in normal course of business prior to the occurrence of a Relevant Event demand or accept repayment in whole or in part of any indebtedness now or hereafter due to the Guarantors or either of them from the Hirer or the Surety or from any other person liable or demand or accept any Collateral Instrument in respect of the same or dispose of the same;

         (c) take any step to enforce any right against the Hirer or the Surety or any other person liable in respect of any Guaranteed Liabilities; or

         (d) claim any set-off or counterclaim against the Hirer or the Surety or any other person liable or claim or prove in competition with the Owner in the liquidation of the Hirer or the Surety or any other person liable or have the benefit of, or share in, any payment from or composition with, the Hirer or the Surety or any other person liable or any other Collateral Instrument now or hereafter held by the Owner for any Guaranteed Liabilities or for the obligations or liabilities of any other person liable but so that, if so directed by the Owner, it will prove for the whole or any part of its claim in the liquidation of the Hirer or the Surety or any other person liable on terms that the benefit of such proof and of all money received by it in respect thereof shall be held on trust for the Owner and applied in or towards discharge of the Guaranteed Liabilities in such manner as the Agent shall deem appropriate.

2.11     Suspense accounts

         Any money received in connection with this Guarantee (whether before or after any Incapacity of the Hirer or the Surety or either of the Guarantors) may be placed to the credit of a suspense account with a view to preserving the rights of the Owner to prove for the whole of its claims against the Hirer or the Surety or any other person liable or may be applied in or towards satisfaction of such of the Guaranteed Liabilities as the Owner may from time to time conclusively determine in its absolute discretion.

2.12     Settlements conditional

         Any release, discharge or settlement between the Guarantors or either of them and the Owner shall be conditional upon no security, disposition or payment to the Owner by the Hirer or the Surety or any other person liable being void, set aside or ordered to be refunded pursuant to any enactment or law relating to bankruptcy, liquidation, administration or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled the Owner shall be entitled to





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         enforce this Guarantee subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

2.13     Guarantor to deliver up certain property

         If, contrary to clauses 2.4 or 2.10, either of the Guarantors takes or receives the benefit of any security or receives or recovers any money or other property, such security, money or other property shall be held on trust for the Owner and shall be delivered to the Owner on demand.

3        PAYMENTS AND TAXES

3.1      No set-off or counterclaim

         All payments to be made by the Guarantors under this Guarantee shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 3.2, free and clear of any deductions or withholdings, in Dollars on the due date to the account of the Owner referred to in clause 9.1 of the Hire Purchase Agreement.

3.2      Grossing up for Taxes

         If at any time either Guarantor is required to make any deduction or withholding in respect of Taxes from any payment due under this Guarantee for the account of the Owner (or if the Owner is required to make any such deduction or withholding from a payment to Owner, the sum due from the Guarantors in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Owner receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Guarantors shall jointly and severally indemnify the Owner against any losses or costs incurred by it by reason of any failure of either Guarantor to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. Each Guarantor shall promptly deliver to the Owner any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid. Provided that, as a covenant only and not as a condition precedent to the payment obligations of the Guarantors hereunder, the Owner shall co-operate with the Guarantors in providing from time to time, at the request of the Guarantors, a U.S. Internal Revenue
         Service Form 1001 (or successor form) duly executed by the Owner or such other factual statements and exemptive filings of the Owner as the Guarantors may reasonably request to eliminate or reduce any applicable U.S. Federal income tax withholding requirements.





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
3.3      Currency indemnity

         If any sum due from the Guarantors under this Guarantee or any order or judgment given or made in relation hereto has to be converted from the currency (the "first currency") in which the same is payable under this Guarantee or under such order or judgment into another currency (the "second currency") for the purpose of (a) making or filing a claim or proof against the Guarantors or any of them, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to this Guarantee, the Guarantors shall jointly and severally indemnify and hold harmless the Owner from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and
         (ii) the rate or rates of exchange at which the Owner may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Guarantors under this clause 3.3 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Guarantee and the term
         "rate of exchange" includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

4        REPRESENTATIONS AND WARRANTIES

4.1      Continuing representations and warranties

         The Guarantors represent and warrant that:

         (a)     Due incorporation

                 Eagle Geophysical Inc. represents and warrants that it is duly incorporated, validly existing and in good standing under the laws of the State of Delaware in the United States of America and has power to carry on its business as it is now being conducted and to own its property and other assets and Energy Research International represents and warrants that it is duly incorporated and validly existing under the laws of the Cayman Islands as a limited liability company and has power to carry on its business as it is now being conducted and to own its property and other assets.

         (b)     Corporate power to guarantee

                 each Guarantor has power to execute, deliver and perform its obligations under this Guarantee; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of any Guarantor to borrow or give guarantees will be exceeded as a result of this Guarantee;





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
         (c)     Binding obligations

                 this Guarantee constitutes valid and legally binding obligations of each of the Guarantors enforceable in accordance with its terms;

         (d)     No conflict with other obligations

                 the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, this Guarantee by any Guarantor will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Guarantor is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any Guarantor is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of any of the Guarantor's Articles of Incorporation/By-laws/Statutes/Memorandum of Association/Articles of Association or (iv) result in the creation or imposition of or oblige any Guarantor to create any Encumbrance on any of that Guarantor's undertaking, assets, rights or revenues;

         (e)     Financial statements correct and complete

                 the unaudited financial statements of Eagle Geophysical Inc. (in the form of a Form 10-Q filing) in respect of the fiscal quarter ended on 30th September 1997 as delivered to the Owner have been prepared in accordance with generally accepted accounting principles and practices in the United States of America which have been consistently applied and present fairly and accurately the financial position of Eagle Geophysical
                 Inc. as at such date and the results of the operations of each of Eagle Geophysical Inc. for the financial quarter period ended on such date and, as at such date, Eagle Geophysical
                 Inc. had no significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements;

         (f)     No filings required

                 it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Guarantee that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to this Guarantee and this Guarantee is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

         (g)     Choice of law

                 the choice by the Guarantors of English law to govern this Guarantee and the





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
                 submission by the Guarantors to the non-exclusive jurisdiction of the English courts is valid and binding on each Guarantor;

         (h)     No immunity

                 each Guarantor is subject to civil and commercial law with respect to its obligations under this Guarantee and the transactions contemplated thereby constitute private and commercial acts done for private and commercial purposes and neither the Guarantors nor any of their respective assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement); and

         (i)     Consents obtained

                 every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by each of the Guarantors to authorise, or required by each of the Guarantors in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Guarantee or the performance by either of the Guarantors of its obligations under this Guarantee has been obtained or made and is in full force and effect and there has been no default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;

         (j)     No default under other Indebtedness

                 none of the Guarantors is (or would with the giving of notice or lapse of time or the satisfaction of any other condition or any combination thereof be) in breach of or in default under any agreement relating to Indebtedness (other than Indebtedness of less than US$500,000) to which it is a party or by which it may be bound.


4.2      Initial representations and warranties

         The Guarantors further represent and warrant that:

         (a)     No material adverse change

                 there has been no material adverse change in the financial position of Eagle Geophysical Inc from that set forth in the financial statements referred to in clause 4.1(f);

         (b)     Pari passu

                 the obligations of the Guarantors under this Guarantee are joint and several, direct, general and unconditional obligations of the Guarantors and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Guarantors with the exception of any obligations which are mandatorily preferred by law and not by contract;

         (c)     No default under other Indebtedness

                 none of the Guarantors is (nor would with the giving of notice or lapse of time or the satisfaction of any other condition or any combination thereof be) in breach of or in default under any agreement relating to Indebtedness to which it is a party or by which it may be bound;

         (d)     Information

                 the information, exhibits and reports furnished by the Guarantors to the Owner in connection therewith or with the negotiation and preparation of this Guarantee are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;

         (e)     No withholding Taxes

                 no Taxes are imposed by withholding or otherwise on any payment to be made by either of the Guarantors under this Guarantee or are imposed on or by virtue of the execution or delivery by the Guarantors of this Guarantee or any document or instrument to be executed or delivered under this Guarantee; and

         (f)     Relevant Event

                 no Relevant Event has occurred and is continuing;

         (g)     No litigation

                 no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of the Guarantors, threatened against any Guarantor which in the opinion of the Owner could reasonably be expected to have a material adverse effect on the business, assets or financial condition of that Guarantor.


4.3      Repetition of representations and warranties

         On and as of each day from the date of this Guarantee until all moneys due or owing by the Hirer and the Surety under the Hire Purchase Agreement and the Hirer's Documents and/or by the Guarantors under this Guarantee have been paid in full the Guarantors shall (a) be deemed to repeat the representations and warranties in clause 4.1 (and so that for this purpose the representation and warranty in clause 4.1(f) shall refer to the then latest audited financial statements delivered to the Owner under clause 5.1) as if made with reference to the facts and circumstances existing on each such day and (b) be deemed to further represent and warrant that the then latest audited financial statements delivered to the Owner (if any) under clause 5.1 have been prepared in accordance with generally accepted accounting principles and practices in the United States of America which have been consistently applied and present fairly and accurately the financial position of Eagle Geophysical Inc as at the end of the financial period to which the same relate and the results of the operations of Eagle Geophysical Inc for the financial period to which the same relate and, as at the end of such financial period, Eagle Geophysical Inc did not have any significant liabilities (contingent or otherwise) any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements.

5        UNDERTAKINGS

5.1      General

         The Guarantors undertake that, from the date of this Guarantee and so long as any moneys are owing under this Guarantee, each of them will:

         (a)     Notice of default

                 promptly inform the Owner of any occurrence of which it becomes aware which might adversely affect the ability of any Guarantor to perform its obligations under this Guarantee and of any Relevant Event forthwith upon becoming aware thereof and will from time to time, if so requested by the Owner, confirm to the Owner in writing that, save as otherwise stated in such confirmation, no Relevant Event has occurred and is continuing;

         (b)     Consents and licences

                 without prejudice to clause 4.1, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all its obligations under this Guarantee;

         (c)     Pari passu

                 ensure that its obligations under this Guarantee shall, without prejudice to the provisions of clause 5.2, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness;

         (d)     Financial statements

                 prepare its financial statements in accordance with generally accepted accounting principles and practices in the United States of America (in the case of Eagle Geophysical Inc.) consistently applied in respect of each financial year and cause the same to be reported on by the auditors of Eagle Geophysical Inc. and deliver sufficient copies of the same to the Owner as soon as practicable but not later than 90 days after the end of the financial period to which they relate;

         (e)     Delivery of reports

                 deliver to the Owner, as many copies as the Owner may reasonably require of each of the following documents, in each case at the time of issue thereof:

                 (i) every report, circular, notice or like document issued to its shareholders or creditors generally; and

                 (ii) a certificate from its auditors stating that as at the date of its latest audited financial statements it was in compliance with the covenants and undertakings in clause 5.2 (or if it was not in compliance indicating the extent of the breach);

         (f)     Provision of other information

                 provide the Owner with such financial and other information concerning it and its affairs as the Owner may from time to time reasonably require provided that the Owner undertakes subject to clause 6.4, to keep confidential and not disclose any such information received in respect of Eagle Geophysical Inc.

5.2      Negative undertakings

         The Guarantors undertake that, from the date of this Guarantee and so long as any moneys are owing under this Guarantee, neither of them will, without the prior written consent of the Owner:

         (a)     No Merger

                 merge or consolidate with any other company or person; and.

         (b)     Disposals

                 allow any Group Company to, and each Guarantor agrees that it will not itself sell, transfer, lend or otherwise dispose of or cease to exercise direct control over any part (being either alone or when aggregated with all other disposals falling to be taken into account pursuant to this clause 5.2(c) material in the opinion of the Owner in relation to the undertakings, assets, rights and revenues of the relevant Guarantor and all Group
                 Companies taken as a whole) of its present or future undertaking, assets, rights or revenues (otherwise than by (i) transfers, sales or disposals for full consideration or (ii) pledges in connection with bona fide lending transactions, in each case in the ordinary course of trading) whether by one or a series of transactions related or not.





6        BENEFIT OF THIS GUARANTEE

6.1      Benefit and burden

         This Guarantee shall be binding upon each Guarantor and its successors in title and shall enure for the benefit of the Owner, its Assignees and Transferees. The Guarantors expressly acknowledge and accept the provisions of clause 30 of the Hire Purchase Agreement and agree that any person in favour of whom an assignment or a transfer is made in accordance with such clause shall be entitled to the benefit of this Guarantee.

6.2      Changes in constitution or reorganisation

         For the avoidance of doubt and without prejudice to the provisions of clause 7.1, this Guarantee shall remain binding on the Guarantors notwithstanding any change in the constitution of the Owner or its absorption in, or amalgamation with, or the acquisition of all or part of its undertaking or assets by, any other person, or any reconstruction or reorganisation of any kind, to the intent that this Guarantee shall remain valid and effective in all respects in favour of any assignee, transferee or other successor in title of the Owner in the same manner as if such assignee, transferee or other successor in title had been named in this Guarantee as a party instead of, or in addition to the Owner.

6.3      No assignment by Guarantor

         No Guarantor may assign or transfer any of their rights or obligations under this Guarantee.

6.4      Disclosure of information

         The Owner may (other than to a financial institution) with the prior written consent of the Guarantors (not to be unreasonably withheld) disclose to a prospective assignee or transferee or to any other person who may propose entering into contractual relations with the Owner in relation to the Hire Purchase Agreement such information about the Guarantors or any of them as the Owner shall consider appropriate.

7        NOTICES AND OTHER MATTERS

7.1      Notice

         Every notice, request, demand or other communication under this Guarantee shall:

         (a) be in writing delivered personally or by prepaid first class letter or facsimile transmission (confirmed in the case of a facsimile transmission by prepaid first class letter sent within 24 hours of despatch but so that the non-receipt of such confirmation shall not affect in any way the validity of the facsimile transmission in question);

         (b) be deemed to have been received, subject as otherwise provided in this Guarantee, in the case of a facsimile transmission, at the time of despatch with confirmation that the communication was well received (provided that, in the case of a facsimile transmission, if the date of despatch is not a business day in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day) and in the case of a letter, when delivered personally or five (5) days after being put in the post;

         (c)     be sent:

                 (1)   to the Owner to

                       4 Melville Street
                       Edinburgh EH3 7NS
                       Scotland
                       Fax:  0131 243 8423
                       (Attention:  Managing Director/The Company Secretary)

                 (2)   to Eagle Geophysical Inc to:

                       50 Briar Hollow West
                       6th Floor
                       Houston
                       Texas 77027
                       United States of America
                       Fax:  001 713 881 2853
                       (Attention:  Chief Financial Officer)

                 (3)   to Energy Research International to:

                       Horizon Exploration Limited
                       Horizon House
                       Suffolk Way
                       Sevenoaks

                       Kent  TN13 1YL
                       England
                       Fax: 01732 742977
                       (Attention:  Neil Campbell)

                 or to such other address or facsimile number as is notified by one party to the other under this Guarantee.


7.2      No implied waivers, remedies cumulative

         No failure or delay on the part of the Owner to exercise any power, right or remedy under this Guarantee shall operate as a waiver thereof, nor shall any single or partial exercise by the Owner of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in this Guarantee are cumulative and are not exclusive of any remedies provided by law.

7.3      English translations

         All certificates, instruments and other documents to be delivered under or supplied in connection with this Guarantee shall be in the English language or shall be accompanied by a certified English translation upon which the Owner shall be entitled to rely.

7.4      Other guarantors

         The Guarantors agree to be bound by this Guarantee notwithstanding that any other person intended to execute or to be bound by any other guarantee or assurance under or pursuant to the Agreement may not do so or may not be effectually bound and notwithstanding that such other guarantee or assurance may be determined or be or become invalid or unenforceable against any other person, whether or not the deficiency is known to the Owner.

7.5      Expenses

         The Guarantors agree jointly and severally to reimburse the Owner on demand for all legal and other costs, charges and expenses on a full and unqualified indemnity basis which may be incurred by the Owner in relation to the enforcement of this Guarantee against either or both of the Guarantors.

8        GUARANTORS' OBLIGATIONS

8.1      Guarantor's obligations

         Notwithstanding anything to the contrary contained in this Guarantee or any of the Relevant Documents, the agreement, obligations and liabilities of the Guarantors herein contained are joint and several and shall be construed accordingly. Each of the Guarantors agrees and consents to be bound by this Guarantee notwithstanding that the other Guarantors which is intended to sign or to be bound may not do so or be effectually bound and notwithstanding that this Guarantee may be invalid or unenforceable against the other Guarantor, whether or not the deficiency is known to the Owner. The Owner shall be at liberty to release either of the Guarantors from this Guarantee and to compound with or otherwise vary and agree to vary the liability or to grant time and indulgence to make other arrangements with either of the Guarantors without prejudicing or affecting the rights and remedies of the Owner against the other Guarantor.


9        LAW AND JURISDICTION

9.1      Law

         This Guarantee is governed by and shall be construed in accordance with English law.

9.2      Submission to jurisdiction

         Each of the Guarantors agrees for the benefit of the Owner that any legal action or proceedings arising out of or in connection with this Guarantee against the Guarantors or any of them or any of its assets may be brought in the English courts, irrevocably and unconditionally submit to the jurisdiction of such courts and irrevocably designates, appoints and empowers Horizon Exploration Limited at present of Horizon House, 1 Suffolk Way, Sevenoaks, Kent TN13 1YL to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Owner to take proceedings against either or both of the Guarantors in the courts of any other competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. The Guarantors further agree that only the courts of England and not those of any other State shall have jurisdiction to determine any claim which the Guarantor may have against the Owner arising out of or in connection with this Guarantee.

IN WITNESS whereof the parties to this Guarantee have caused this Guarantee to be duly executed as a deed on the date first above written.

Signed, Sealed and Delivered as                 )
a DEED by EAGLE GEOPHYSICAL INC.                )
acting by its duly authorised officers:         )

        /s/ G. M. HARRISON
-----------------------------------
Authorised Officer

        /s/ GEORGE PURDIE
-----------------------------------
Authorised Officer


Signed, Sealed and Delivered as                 )
a DEED by ENERGY RESEARCH                       )
INTERNATIONAL                                   )
acting by its duly authorised officers:         )

        /s/ NEIL A.M. CAMPBELL
-----------------------------------
Authorised Officer

        /s/ G. M. HARRISON
-----------------------------------
Authorised Officer



Signed, Sealed and Delivered as                 )
a DEED by John N. Coppard                       )
for and on behalf of BRITISH LINEN SHIPPING     )
LIMITED acting by John N. Coppard its duly      )
appointed Attorney pursuant to a power of       )        /s/ JOHN COPPARD
attorney dated 30 March 1998 in the             )
presence of:                                    )        Attorney-in-Fact

        /s/ G. HALL
-----------------------------------
Witness

Name:       Gordon Hall

Address:    Norton Rose, London

Occupation: Solicitor